Exhibit 3.1

AMENDMENT TO THE AMENDED AND RESTATED BYLAWS

OF

TRxADE HEALTH, INC.

Effective March 24, 2022, Section 3.11 of the Amended and Restated Bylaws of TRxADE HEALTH, INC. (formerly TRXADE GROUP, INC.) (the “Company”), as amended and restated to date, is hereby amended and restated in its entirety as follows:

“3.11. [RESERVED]”